TAX AGREEMENT
                                     BETWEEN
                               NL INDUSTRIES, INC.
                                       AND
                            COMPX INTERNATIONAL INC.

     This Agreement is executed on October 5, 2004 but effective as of October 1, 2004 by and among NL Industries, Inc. ("NL"), a Delaware corporation having its principal executive offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240, Contran Corporation ("Contran"), a Delaware corporation having its principal executive offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240 and CompX International Inc. ("CompX"), a Delaware corporation having its principal executive offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240.

                                    Recitals

     A. NL and CompX are eligible to file consolidated returns of federal income taxes and, subject to certain jurisdictional limitations, will be subject to, or continue to be subject to, combined state and local tax reporting effective October 1, 2004.

     B. NL and CompX wish to provide for the allocation of liabilities, and procedures to be followed, with respect to federal income taxes of CompX and any subsidiaries of CompX and with respect to certain combined foreign, state and local taxes on the terms of this Agreement.

                                    Agreement

     The parties hereto agree as follows:

     Section 1. Definitions. As used in this Agreement, the following terms have the meanings set forth below:

          (a) Code: The Internal Revenue Code of 1986, as amended, and with respect to any section thereof any successor provisions under such Code or any successor Code.

          (b) Combined Foreign, State and Local Taxes: For a taxable period, the amount of all foreign, state and local taxes, together with all interest and penalties with respect thereto, for which liability is computed (1) on the basis of a combined, unitary or consolidated return (whether at the initiative of the tax authority or of the taxpayer) and (2) by reference to one or more members of the CompX Group, one or more members of the NL Group and one or more members of the Contran Group not included in the CompX Group.

          (c) Contran Corporation: A Delaware corporation that is the common parent of a group of corporations electing to file a consolidated federal income tax return and certain combined state and local returns.

          (d) Federal Taxes: All federal income taxes, together with all interest and penalties with respect thereto.

          (e) NL Group: NL and those of its direct and indirect subsidiaries which join in the filing of a consolidated federal income tax return with its common parent, Contran (the "Contran Group"), as such Group is constituted from time to time. For purposes of this Agreement (to the extent related to Combined Foreign, State and Local Taxes), the term "NL Group" shall include all direct and indirect subsidiaries of NL with reference to which Combined Foreign, State and Local Taxes are determined.

          (f) CompX Group: CompX International Inc. and each direct or indirect subsidiary of CompX which would be a member of an affiliated group, within the meaning of section 1504(a) of the Code, of which CompX was the common parent, as such Group is constituted from time to time. For purposes of this Agreement (to the extent related to Combined Foreign, State and Local Taxes) , the term "CompX Group" shall include all direct and indirect subsidiaries of CompX with reference to which Combined, Foreign, State and Local taxes are determined.

          (g) CompX Group Tax Liability: For a taxable period, the liability for Federal Taxes and Combined Foreign, State and Local taxes, as applicable, that the CompX Group would have had if it were not a member of the NL Group or the Contran Group during such taxable period (or during any taxable period prior thereto), and instead filed a separate consolidated return for such taxable period (and during all prior taxable periods beginning after October 1, 2004); provided, however, that for purposes of determining such liability for a taxable period all tax elections shall be consistent with the tax elections made by Contran for such period. In making such tax elections it is understood the Contran Group will make those tax elections that are beneficial to the Contran Group on a consolidated basis. Nevertheless, Contran will use its best efforts in the case of those elections which affect the computation of the CompX Group Tax Liability, to make elections in a reasonable manner so as to minimize the CompX Group Tax Liability.

     Section 2. Contran as Agent. Contran shall be the sole agent for the CompX Group in all matters relating to the CompX Group Tax Liability. The CompX Group shall not (a) terminate such agency or (b) without the consent of Contran, participate, or attempt to participate, in any matters related to the CompX Group Tax Liability, including, but not limited to, preparation or filing of, or resolution of disputes, protests or audits with the Internal Revenue Service, state or local taxing authorities concerning, the Contran Group's consolidated returns of Federal Taxes, returns of Combined Foreign, State and Local Taxes or the CompX Group Tax Liability with respect thereto for any taxable period beginning after October 1, 2004. The CompX Group shall cooperate fully in providing Contran with all information and documents necessary or desirable to enable Contran to perform its obligations under this Section, including completion of Internal Revenue Service and state or local tax audits in connection with such CompX Group Tax Liability and determination of the proper liability for such CompX Group Tax Liability.

     Section 3. Liability for Taxes; Refunds.

          (a) NL, as the common parent of the CompX Group, shall be responsible for, and shall pay to Contran or a taxing authority, as applicable, the consolidated tax liability for the NL Group and has the sole right to any refunds received from Contran or a taxing authority, as applicable, subject to the provisions of Sections 5 and 6 of this Agreement.

          (b) Notwithstanding any other provision of this Agreement, CompX and each subsidiary of CompX which is a member of the CompX Group shall be severally liable to NL for the CompX Group Tax Liability.

          (c) CompX shall indemnify NL and hold it and the NL Group other than the CompX Group, harmless from and against any deficiency in the CompX Group Tax Liability that may be due to NL.

          (d) NL shall indemnify CompX and hold it and the CompX Group harmless from and against any Federal Taxes and Combined Foreign, State and Local Taxes attributable to the NL Group or any other member of the Contran Group, other than the CompX Group, as such taxes are determined under this and other tax sharing agreements.

     Section 4. Tax Returns. NL shall file on behalf of the CompX Group any and all federal, foreign, state and local tax returns that are required as they pertain to the CompX Group Tax Liability. The CompX Group, at NL's request, shall join in any applicable consolidated returns of Federal Taxes and any returns of Combined State and Local Taxes (for which returns have not been theretofore filed) and execute its consent to each such filing on any form as may be prescribed for such consent if such consent is required. The decision of NL's Tax Director(or any other officer so designated by NL) with responsibility for tax matters shall, subject to the provisions of this Agreement, be binding in any dispute between NL and the CompX Group as to what tax position should be taken with respect to any item or transaction of the CompX Group. The preceding sentence is limited to the tax positions that affect the CompX Group Tax Liability and the combined NL Group and Contran Group. In addition, NL and members of the NL Group, including CompX and members of the CompX Group, shall provide each other with such cooperation, assistance and information as each of them may request of the other with respect to the filing of any tax return, amended return, claim for refund or other document with any taxing authority. CompX shall be solely responsible for all taxes due for the CompX Group with respect to tax returns filed by CompX or a member of the CompX Group that are required to be filed on a separate company basis, independent of NL.

     Section 5. Payment of CompX Group Tax Liability for Federal Taxes. On or before each date, as determined under section 6655 of the Code, for payment of an installment of estimated Federal Taxes, CompX shall pay to NL an amount equal to the installment which the CompX Group would have been required to pay as an estimated payment of Federal Taxes to the Internal Revenue Service if it were filing a separate consolidated return in respect of the CompX Group Tax Liability. Any balance owed with respect to the CompX Group Tax Liability for such taxable period shall be paid to NL on or before the 15th day of the third month after the close of such taxable period. If it is not possible to determine the amount of such balance on or before such day, (a) a reasonable estimate thereof shall be paid on or before such day, (b) the amount of such balance shall be finally determined on or before the earlier of; (i) the 15th day of the ninth month after the close of such taxable period and (ii) the date on which the consolidated tax return containing the CompX Group for such period is filed with the Internal Revenue Service, and (c) any difference between the amount so determined and the estimated amount paid shall; (i) in the case of an underpayment, be promptly paid to NL and (ii) in the case of an overpayment, be promptly refunded or applied against the estimated CompX Group Tax Liability for the immediately following tax period, at the option of NL. If the overpayment is not applied to the immediately following tax period, such overpayment shall be promptly refunded to the CompX Group. As between the parties to this Agreement, the CompX Group shall be solely responsible for the CompX Group Tax Liability and shall have no responsibility for Federal Taxes of the NL Group or the Contran Group other than payment of the CompX Group Tax Liability in accordance with the terms of this Agreement.

     Section 6. Refunds for CompX Group Losses and Credits for Federal Taxes. If the calculation with respect to the CompX Group Tax Liability for Federal Taxes results in a net operating loss ("NOL") for the current tax period that, in the absence of a Code Section 172(b)(3) election made by Contran, is carried back under Code Sections 172 and 1502 to a prior taxable period or periods of the CompX Group with respect to which the CompX Group previously made payments to NL, then, in that event, NL shall pay (or credit) CompX an amount equal to the tax refund to which the CompX Group would have been entitled had the CompX Group filed a separate consolidated federal income tax return for such year (but not in excess of the net aggregate amount of the CompX Group Tax Liability paid to NL with respect to the preceding two taxable periods). If the calculation with respect to the CompX Group Tax Liability results in an NOL for the current tax period, that subject to the Code Section 172(b)(3) election made by Contran, is not carried back under Code Sections 172 and 1502 to a prior taxable period or periods of the CompX Group with respect to which CompX made payments to NL or is not carried back because the Contran Group does not have a consolidated net operating loss for the current tax period, then, in that event such NOL shall be an NOL carryover to be used in computing the CompX Group Tax Liability for future taxable periods, under the law applicable to NOL carryovers in general, as such law applies to the relevant taxable period. Furthermore, if the CompX Group would have been entitled to a refund of Federal Taxes for any year had the CompX Group filed a separate consolidated federal income tax return for the loss year and the carryback year, NL shall pay to CompX the amount which CompX would have received as a refund from the Internal Revenue Service. Payments made pursuant to this Section 6 shall be made on the date that Contran (or any successor common parent of a tax group to which the NL Group is a member) files its consolidated federal income tax return for the taxable period involved. Principles similar to those discussed in this Section 6 shall apply in the case of the utilization of all CompX Group loss and credit carrybacks and carryovers.

     Section 7. Payment of CompX Group Tax Liability for Foreign, State and Local Taxes. The foregoing principles contained in Sections 5 and 6 shall apply in similar fashion to any consolidated or combined foreign, state or other local income tax returns, containing any member of the NL Group and any member of the CompX Group that is not also a member of the NL Group, which may be filed.

     Section 8. Subsequent Adjustments. If any settlement with the Internal Revenue Service, foreign, state or local tax authority or court decision which has become final results in any adjustment to any item of income, deduction, loss or credit to the NL Group in respect of any taxable period subject to this Agreement, which, in any such case, affects or relates to any member of the CompX Group as constituted during such taxable period, the CompX Tax Group Liability shall be redetermined to give effect to such adjustment as if it had been made as part of or reflected in the original computation of the CompX Tax Group Liability and proper adjustment of amounts paid or owing hereunder in respect of such liability and allocation shall be promptly made in light thereof.

     Section 9. Amendments. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, or conditions hereof may be waived, only by a written instrument specifically referring to this Agreement and executed by both parties (or, in the case of a waiver, by or on behalf of the party waiving compliance). The failure of either party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver by either party of any condition, or of any breach of any term or covenant, contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of any breach of any other term or covenant.

     Section 10. Retention of Records. NL shall retain all tax returns, tax reports, related workpapers and all schedules (along with all documents that pertain to any such tax returns, reports or workpapers) that relate to a taxable period in which the CompX Group is included in a consolidated or combined tax return with NL. NL shall make such documents available to CompX at CompX's request. NL shall not dispose of such documents without the permission of CompX.

     Section 11. Headings. The headings of this Agreement are for convenience of reference only, and shall not in any way affect the meaning or interpretation of this Agreement.

     Section 12. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to its conflicts of laws provisions.

     Section 13. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

     Section 14. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective subsidiaries, and their respective successors and assigns.

     Section 15. Effective Date. This Agreement shall be effective as of October 1, 2004.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on October 5, 2004 but effective October 1, 2004.

                                        NL INDUSTRIES, INC.



                                        By:  /s/ Kelly D. Luttmer
                                             -------------------------
                                             Kelly D. Luttmer
                                             Tax Director
[Seal]

ATTEST:

/s/ A. Andrew R. Louis
-----------------------
Assistant Secretary,
NL Industries, Inc.


                                        CONTRAN CORPORATION



                                        By:  /s/ William J. Lindquist
                                             -------------------------
                                             William J. Lindquist
                                             Senior Vice President

[Seal]

ATTEST:

/s/ A. Andrew R. Louis
-----------------------
Secretary,
Contran Corporation

                                        COMPX INTERNATIONAL INC.



                                        By:  /s/ Darryl R. Halbert
                                             -------------------------
                                             Darryl R. Halbert
                                             Vice President, Chief Financial
                                             Officer and Controller

[Seal]

ATTEST:

/s/ A. Andrew R. Louis
-----------------------
Secretary,
CompX International Inc.